Exhibit 99.1

RiceBran Technologies Reports Q3 2019 Financial Results and Provides Business Updates

THE WOODLANDS, Texas, November 7, 2019 /PRNewswire/ – RiceBran Technologies (Nasdaq: RIBT), a global leader in the production and marketing of value-added products derived from rice bran and a producer of rice, rice co-products, and barley and oat products, announced today the Company’s financial results for the quarter ended September 30, 2019.

“We are excited to complete various projects and we look forward to improving sales and margins in the fourth quarter and beyond,” said Brent Rystrom, President and Chief Executive Officer.  “We lost a month of production at Golden Ridge in the third quarter while completing our debottlenecking project, but we are now seeing sharply improved production volumes and a significant improvement in unit-level economics.  Golden Ridge is important to RBT’s long-term future as it will lower our costs for stabilized rice bran and is located in Arkansas, the largest rice producing state in the U.S. where it provides us with strong access to customers in the Midwest and Eastern U.S.  Our core rice bran business showed modest growth in the third quarter but did not include the on-boarding of half a dozen new customers that will favorably impact our results starting with the fourth quarter.  Additionally, we are about to ship to our first major new customer addition at MGI Grain in the fourth quarter as well, an important step in leveraging that business.”

Third Quarter 2019 Operational Highlights:

•
We completed the vast majority of our debottlenecking project at Golden Ridge Rice Mills, which has increased our production capacity for rice products and stabilized rice bran (SRB).  This project took longer than we expected, negatively impacting third quarter results.  Golden Ridge is now generating the strongest performance we have seen since its acquisition and we expect a sharp improvement in the mill’s contribution to overall revenue and EBITDA.

•
The integration of new products from Golden Ridge and MGI Grain into our sales team is now substantially complete, and we are realizing new sales and customer additions from the expanded product offering, providing a broader base of revenue with greater leverage of SG&A expenses that we expect will lead to positive EBITDA.  SRB revenues grew modestly in the third quarter, but recent sales wins will impact on our results beginning in the fourth quarter.

•
In the third quarter of 2019, we executed on a plan to reduce our cash burn and strengthen our balance sheet after the substantial completion of a significant capital investment cycle to upgrade our rice bran and milling facilities. As part of that plan, in October we secured a $7.0 million credit facility which should provide us with the working capital necessary to leverage these investments and the capacity expansion at Golden Ridge until we transition to positive EBITDA.

Third Quarter 2019 Financial Highlights:

•
Revenue of $5.3 million was up 53% from $3.5 million in the third quarter of 2018, driven by growth in our core rice bran products and the acquisitions of Golden Ridge Rice Mills and MGI Grain. Revenue was down from $6.2 million in the second quarter of 2019 due to a lower contribution from Golden Ridge stemming from reduced productivity and increased downtime due to our debottlenecking project.

•
Gross losses were $359,000 compared to gross profits of $754,000 a year ago, and gross losses of $244,000 in the second quarter of 2019. Gross profit margin for the core rice bran business was stable versus comparable periods, but overall gross profit margin was negatively impacted by higher gross losses at Golden Ridge due to the completion of a large unfavorable contract and increased downtime due to the debottlenecking project.

•
Adjusted EBITDA (Non-GAAP) losses were $3.4 million in the third quarter, versus losses of $1.3 million a year ago, and losses of $2.8 million in the second quarter of 2019. Adjusted EBITDA (non-GAAP) losses increased in the third quarter due to negative gross profits and an increase in total SG&A in the third quarter to $3.8 million from $3.4 million in the second quarter.

“Third quarter results were constrained by our debottlenecking of Golden Ridge as well as the continued effects of an unfavorably priced contract entered into by previous management at the mill.  With both of these issues now behind us,  we expect the higher levels of productivity at Golden Ridge, as well as the materialization of large new deals for our core rice bran operations and MGI Grain, will lead to sequential increase in revenue in the fourth quarter. Additionally, our new credit facility gives us substantial financial flexibility to fuel future growth while we manage costs to achieve a progressive improvement in our operating results in the coming quarters,” said Todd Mitchell, Chief Financial Officer.

Conference Call Information

RiceBran Technologies will host a conference call today, Thursday, November 7th, at 4:30 p.m. Eastern Time to discuss these results.  The conference call information is as follows:

•	Direct Dial-in number for US/Canada: (785) 424-1743

•	Toll Free Dial-in number for US/Canada: (877) 830-2596

•	Dial-In number for international callers: (785) 424-1743

•	Participants will ask for the RiceBran Technologies Q3 2019 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=136914.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=136914.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company servicing the food, animal nutrition and specialty products markets. We utilize our proprietary processes to convert rice bran, one of the world's most underutilized food source, into a number of highly nutritious and clean label ingredient products. The global target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in our filings with the SEC and by visiting our website.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding its planned expansion of its rice milling operations, the sufficiency of its cash position to pursue its plans, its execution of strategic and financial plans, the price of rice bran and its growth opportunities, customer expansion, revenue, profit margin and adjusted EBITDA.  These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact

Richard Galterio, Ascendant Partners, LLC, (732) 410-9810, rich@ascendantpartnersllc.com

RiceBran Technologies
Condensed Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2019 and 2018
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	2019	2018	2019	2018

Revenues	$5,300	$3,463	$17,883	$10,213
Cost of goods sold	5,659	2,709	18,143	7,842
Gross profit (loss)	(359)	754	(260)	2,371
Selling, general and administrative expenses	3,835	2,419	10,598	8,102
Operating loss	(4,194)	(1,665)	(10,858)	(5,731)
Other income (expense):
Interest income	19	-	42	-
Interest expense	(9)	(2)	(40)	(5)
Other income	859	52	865	61
Other expense	(1)	(12)	(5)	(25)
Total other income (expense), net	868	38	862	31
Loss before income taxes	(3,326)	(1,627)	(9,996)	(5,700)
Income tax benefit	-	-	-	-
Loss from continuing operations	(3,326)	(1,627)	(9,996)	(5,700)
Loss from discontinued operations	-	-	(216)	-
Net loss	$(3,326)	$(1,627)	$(10,212)	$(5,700)

Basic loss per common share:
Continuing operations	$(0.10)	$(0.07)	$(0.31)	$(0.28)
Discontinued operations	-	-	(0.01)	-
Basic loss per common share	$(0.10)	$(0.07)	$(0.32)	$(0.28)

Diluted loss per common share:
Continuing operations	$(0.10)	$(0.07)	$(0.31)	$(0.28)
Discontinued operations	-	-	(0.01)	-
Diluted loss per common share	$(0.10)	$(0.07)	$(0.32)	$(0.28)

Weighted average number of shares outstanding:
Basic	33,057,010	24,092,172	31,947,087	20,538,309
Diluted	33,057,010	24,092,172	31,947,087	20,538,309

RiceBran Technologies
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2019 and 2018
(Unaudited) (in thousands)

	Nine Months Ended
	2019	2018
Cash flow from operating activities:
Net loss	$(10,212)	$(5,700)
Loss from discontinued operations	216	-
Loss from continuing operations	(9,996)	(5,700)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation	1,332	499
Amortization	39	45
Stock and share-based compensation	925	650
Settlement with sellers of Golden Ridge	(849)	-
Other	166	75
Changes in operating assets and liabilities:
Accounts receivable	(215)	(236)
Inventories	388	42
Accounts payable and accrued expenses	(43)	(56)
Commodities payable	(1,896)	-
Other	(308)	(17)
Net cash used in operating activities	(10,457)	(4,698)
Cash flows from investing activities:
Acquisition of MGI	(3,767)	-
Purchases of property and equipment	(3,513)	(2,384)
Disbursements of notes receivable	-	(400)
Net cash used in investing activities - continuing operations	(7,280)	(2,784)
Net cash used in investing activities - discontinued operations	(475)	-
Cash flows from financing activities:
Proceeds from issuance of common stock and pre-funded warrant, net of issuance costs	11,593	-
Proceeds from common stock warrant exercises	1,990	11,003
Proceeds from common stock option exercises	156	27
Proceeds from margin loan	1,225	-
Payments of debt and finance lease liabilities	(331)	(2)
Net cash provided by financing activities	14,633	11,028
Net change in cash and cash equivalents and restricted cash	$(3,579)	$3,546

Cash and cash equivalents and restricted cash, beginning of period
Cash and cash equivalents	$7,044	$6,203
Restricted cash	225	775
Cash and cash equivalents and restricted cash, beginning of period	7,269	6,978
Cash and cash equivalents and restricted cash, end of period
Cash and cash equivalents	3,690	10,299
Restricted cash	-	225
Cash and cash equivalents and restricted cash, end of period	3,690	10,524
Net change in cash and cash equivalents and restricted cash	$(3,579)	$3,546

Supplemental disclosures:
Cash paid for interest	$40	$3
Cash paid for income taxes	$-	$-

RiceBran Technologies
Condensed Consolidated Balance Sheets
(Unaudited) (in thousands, except share amounts)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$3,690	$7,044
Restricted cash	-	225
Accounts receivable, net of allowances for doubtful accounts of $63 and $14	3,138	2,529
Receivable from sellers of Golden Ridge-working capital adjustments to purchase price	-	1,147
Inventories
Finished goods	680	853
Raw materials	85	3
Packaging	78	102
Other current assets	750	610
Total current assets	8,421	12,513
Property and equipment, net	19,249	15,010
Operating lease right-of-use assets	2,826	-
Goodwill	3,915	3,178
Intangible assets	942	16
Other long-term assets, net	26	-
Total assets	$35,379	$30,717

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,331	$1,583
Commodities payable	272	2,735
Accrued salary, wages and benefits	962	933
Accrued expenses	1,033	520
Customer prepayments	-	145
Payable to purchaser of HN - working capital adjustment to purchase price	-	259
Margin loan	1,225	-
Note payable to seller of Golden Ridge	-	609
Operating lease liabilities, current portion	302	-
Finance lease liabilities, current portion	100	45
Long term debt, current portion	21	32
Total current liabilities	5,246	6,861
Operating lease liabilities, less current portion	2,737	-
Finance lease liabilities, less current portion	218	86
Long term debt, less current portion	42	59
Total liabilities	8,243	7,006
Commitments and contingencies
Shareholders' Equity:
Preferred stock, 20,000,000 shares authorized:
Series G, convertible, 3,000 shares authorized, 225 shares and 405 shares, issued and outstanding	112	201
Common stock, no par value, 50,000,000 shares authorized, 33,109,222 and 29,098,207 shares, issued and outstanding	310,465	296,739
Accumulated deficit	(283,441)	(273,229)
Total shareholders' equity	27,136	23,711
Total liabilities and shareholders' equity	$35,379	$30,717

USE OF NON-GAAP FINANCIAL INFORMATION

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA).

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three and six months ended September 30, 2019 and September 30, 2018.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (Non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

RiceBran Technologies
Adjusted EBITDA Non-GAAP Reconciliation
For the three months ended September 30 (in thousands)

	2019	2018
Net loss	$(3,326)	$(1,627)
Interest expense	9	2
Interest income	(19)	-
Depreciation & amortization	498	173
Unadjusted EBITDA	$(2,838)	$(1,452)
Add Back Other Items:
Other income/expense	(858)	(40)
Share-based compensation	282	159
Acquisition related expenses	27	-
Adjusted EBITDA	$(3,387)	$(1,333)

RiceBran Technologies
Adjusted EBITDA Non-GAAP Reconciliation
For the nine months ended September 30 (in thousands)

	2019	2018
Net loss	$(9,996)	$(5,700)
Interest expense	40	5
Interest income	(42)	-
Depreciation & amortization	1,371	544
Unadjusted EBITDA	$(8,627)	$(5,151)
Add Back Other Items:
Other income/expense	(860)	(36)
Share-based compensation	925	650
Acquisition related expenses	508	-
Adjusted EBITDA	$(8,054)	$(4,537)